U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4965 Preston Park Boulevard, Suite 270–E, Plano, Texas 75093
(Address of Principal Executive Offices)

(972)–985–6715
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

In October 2007, Energytec entered into a non-binding letter of intent with an unrelated third party to serve as the basis for selling its interest in the Como oil field (also known as Quitman), and the Redwater pipeline, equipment, and related oil and gas properties. Since the letter of intent was signed, the prospective purchaser conducted its due diligence on the properties and the parties have attempted to negotiate the terms of a transaction. In November 2007, the prospective purchaser advised Energytec it did not intend to pursue any purchase of the Redwater pipeline and related equipment and oil and gas properties in the foreseeable future.

As reported in Energytec’s report on Form 10-Q for the period ended September 30, 2007, Energytec had reached a preliminary understanding to sell the Como field under the non-binding letter of intent to the prospective purchaser for $9,000,000 payable in the form of cash and a promissory note, subject to a number of conditions and further agreement of the parties on certain terms. Energytec would not accept the prospective purchasers offer regarding the portion of the purchase price to be paid in cash and the portion to be paid through a promissory note, as well as other matters necessary to agree and complete the proposed transaction, such as, the form and substance of the promissory note.

Energytec has terminated any further negotiations with the prospective purchaser regarding sale of the Como field. Energytec does not have any agreement or understanding with any person for sale of the Como field at this time.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: January 4, 2008	By:	/s/ Dorothea Krempein
Dorothea Krempein
Vice President and Chief Financial Officer